Exhibit 99.1

PEPSICO Q3 REVENUE GROWTH OVER 6% AND

OPERATING PROFIT UP 11%

PEPSICO Q3 EPS UP 36%; EXCLUDING TAX BENEFITS UP 14%

CEO EXPRESSES CONFIDENCE IN FULL YEAR PERFORMANCE

•	Worldwide beverages volume up 4%; snacks volume up 4%

•	Frito-Lay Max It! Productivity Program creates opportunity for manufacturing system consolidation; approximately $160 million charge anticipated in Q4

PURCHASE, NY (Sept 30, 2004) — PepsiCo delivered another strong quarter, with earnings per share of $0.79 that included tax benefits of $0.13. Excluding the tax benefits, earnings per share were $0.66, up 14% versus year ago. Top-line momentum continued, as revenues grew over 6% in the third quarter. Year to date, revenues were up over 8% and earnings per share were $1.86 including the tax benefits. Excluding the tax benefits, earnings per share year to date were $1.73, up 13% versus year ago.

Chairman and Chief Executive Officer Steve Reinemund said, “PepsiCo’s portfolio of businesses delivered another high-quality quarter. International is delivering sustained high growth, Frito-Lay stepped up performance versus the second quarter, and, although North America beverage volume growth slowed in the quarter, we expect improved volume performance in the balance of the year.”

“Our momentum remains strong as we enter the last quarter. Overall, we are stronger than ever and 2004 will be another good year for PepsiCo.”

- more -

TOTAL PEPSICO RESULTS

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2004	Q3 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$7,257	$6,830	6%	$20,458	$18,898	8%
Div. Op. Profit	$1,639	$1,473	11%	$4,466	$3,974	12%
Net Income	$1,364	$1,012	35%	$3,227	$2,654	22%
NI ex-tax benefit	$1,143	$1,012	13%	$3,006	$2,654	13%

Total servings of products sold worldwide increased 4%, driven by International growth. Snacks volume worldwide grew 4% for the quarter, and worldwide beverages volume also grew 4%. Year to date, total servings growth was over 6%, with worldwide snacks volume growing almost 6% and worldwide beverages volume growing 7%.

Revenue for the third quarter rose 6%, to approximately $7.3 billion, overlapping strong 8% top line growth in the third quarter of 2003. The revenue increase reflects the volume growth, positive price/mix, and net favorable foreign exchange. Year to date, revenue growth is over 8%. A net improvement in foreign exchange rates contributed less than one percentage point of growth in the third quarter, and over one point of growth year to date.

Division operating profit in the third quarter rose 11%, to over $1.6 billion. Division margins expanded one point, reflecting leverage from the increased volume and positive mix. Year to date, division operating profits increased 12%, with an improvement in operating margins of 80 basis points. Foreign currency exchange rates had no impact on profit in the quarter and year to date.

Net income increased 35% for the quarter, and 22% year to date due to operating profit growth, and a lower tax rate that includes one-time tax benefits of $221 million. Excluding the tax benefits, net income increased 13% for both the quarter and year to date. Two items account for almost all of the tax benefits. The most significant tax benefits relate to a reduction in foreign tax accruals following the resolution of certain open tax issues with foreign tax authorities. The second tax item results from an additional refund claim related to last year’s U.S. tax settlements.

FRITO-LAY: MAX IT! PRODUCTIVITY UPDATE

Frito-Lay North America (FLNA) announced today that its ongoing productivity program creates the opportunity for a manufacturing network consolidation. At an investor meeting in early 2003, FLNA introduced the MAX It! Productivity Program with a goal to increase existing capacity by over 10% through process improvements, selective capacity boosts, and more robust systems to improve production planning. Today, this program is very much on-track, and is exceeding targeted improvements in existing capacity. Success created the opportunity to consolidate the manufacturing network.

Therefore, FLNA’s existing facilities across the United States and Canada will be reduced from 43 to 39 by closing four sites. The move is expected to yield savings to be re-invested in growth.

Frito-Lay will close three of its older plants located in Allen Park, MI, Council Bluffs, IA, and Beaverton, OR. The other facility being closed is Visalia, CA, which is limited to production of three brands. All capacity will be re-deployed to other Frito-Lay facilities in the U.S. and production will be increased across 24 locations.

Timing of the plant closures and the increase of existing capacity will vary by location over the next several weeks, and is expected to be largely complete by the end of this year. About 250 of the approximately 780 jobs eliminated at the four facilities will be added to the other Frito-Lay sites. Following this transition, Frito-Lay’s national workforce remains approximately 45,000 associates. All associates impacted by the plant closings will be offered comprehensive severance packages, transition benefits and job placement assistance.

PepsiCo expects to incur a pre-tax charge of approximately $160 million to implement this streamlining at Frito-Lay. The expense will be largely incurred in the fourth quarter of this year.

Chairman and Chief Executive Officer Steve Reinemund said, “A thorough, eight-month assessment determined that this is the right move to position the business for continued growth into the future. Taking this step from a position of strength, when our performance and prospects are strong, ensures it will be implemented with excellence.”

UPDATED 2004 GUIDANCE

The net impact of the third quarter tax benefits and the manufacturing consolidation charge in the fourth quarter is expected to increase full-year earnings per share by approximately $0.06. Based on this impact, PepsiCo has updated its guidance and now expects earnings per share of at least $2.35, a growth rate of 15%.

PepsiCo also expects its 2004 full-year forecast for cash from operating activities of about $4.9 billion and, after net capital expenditures, to exceed $3.4 billion.

FRITO-LAY NORTH AMERICA (FLNA)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2004	Q3 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$2,325	$2,218	5%	$6,704	$6,395	5%
Operating Profit	$616	$577	7%	$1,686	$1,579	7%

FLNA Q3 2004 Highlights

•	Salty volume growth approximately 3% with solid price/mix realization
•	Performance in Quaker Snacks continues to impact volume, less so for net revenue and profit versus previous quarter
•	Productivity program benefits partially offset by higher cooking oil and energy costs
•	Solid margin expansion of 50 basis points

FLNA had solid core salty performance in the third quarter, with volume growth approaching 3% and solid price/mix realization. Overall volume growth in the third quarter was 2% as the performance in Quaker snacks reduced volume by approximately one point. Year to date, overall volume growth is over 2%, with Quaker snacks reducing volume growth by close to one point.

The third quarter revenue growth of 5% reflects salty volume growth and increased pricing/mix across both salty and Quaker snacks. Year to date, revenue growth is 5%. Quaker snack volume performance negatively impacted revenue by about half a point both in the third quarter and the year to date.

Revenue growth in the salty snack business during the third quarter was led by:

•	The continuing growth from innovation including Lay’s STAX Potato Crisps, and new Variety Pack packaging; and
•	Continued growth of Tostitos Tortilla Chips, Lay’s Classic Potato Chips, Cheetos and Sunchips; partially offset by declines in Fritos, Go Snacks, Rold Gold and the WOW! product line that is being transitioned to the “Light” line.

Within the “Add More” portfolio, Frito-Lay nuts and Obertos meat snacks sold through the direct-to-store system continued to have robust revenue growth. The overall performance of Quaker snacks sold through the warehouse system did improve relative to second quarter performance, led by strong growth from Quaker bars due to the introduction of Quaker Q-Smart low carbohydrate bars.

PepsiCo recently introduced its new “Smart Spot” program to make it easier for consumers to identify better-for-you and good-for-you products. The Frito-Lay products that have transitioned (or shortly will transition) to the use of the Smart Spot label, which represent approximately 10% of the total FLNA portfolio, had high-single-digit revenue growth in the third quarter. The balance of the portfolio grew mid-single digits.

FLNA operating profit grew 7% for both the third quarter and the year to date due to price/mix and volume realization. Manufacturing productivity mitigated ongoing raw material cost inflation, largely in cooking oil and energy.

During the fourth quarter, Tostitos will be enhanced with new packaging, strong promotional tie-ins with College Football and the NFL, advertising, and additional manufacturing capacity for the very successful Tostitos Scoops offering. The biggest brands – Lay’s and Doritos – will have new varieties, with Lay’s Classic Cheddar and Sour Cream flavor and a Doritos Black Pepper Jack flavor. Sensible snack offerings will be strengthened with the re-stage of WOW! to the “Light” line, and the addition of BAKED! Crunchy Cheetos. In addition, there will be strong Power of One in-store promotional programs during the key holidays.

PEPSICO BEVERAGES NORTH AMERICA (PBNA)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2004	Q3 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$2,147	$2,078	3%	$5,999	$5,585	7%
Operating Profit	$542	$503	8%	$1,460	$1,299	12%

PBNA Q3 2004 Highlights

•	Total volume decline of 1%, with holiday timing reducing growth by one point
•	Carbonated soft drinks volume decline of 4% due to holiday timing, retail pricing and innovation overlap
•	Non-carbonated beverage portfolio delivers over 5% volume growth
•	Operating margin improvement of 100 basis points

Volume growth for the peak summer season was challenging due to a significant increase in branded carbonated soft drinks (CSDs) retail prices; a relatively soft retail environment; and a tough CSD innovation overlap. Furthermore, holiday timing negatively impacted volume growth in the third quarter. The timing impact shifted about a point of growth out of the quarter.*

When adjusted for the negative holiday overlap, PepsiCo Beverages North America (PBNA) had close to flat volume in the third quarter. Revenue growth of 3% for the third quarter is driven largely by the continued favorable mix shift to non-carbs, and to a lesser extent by concentrate shipments exceeding bottler case sales (BCS) volume due to Labor Day timing.

*	Volume for products sold by PepsiCo bottlers are reported on a monthly basis, with the third quarter comprising June, July and August. The big sales week leading up to Labor Day fell into the fourth quarter this year versus the third quarter a year ago. Also, the post Memorial Day week, when volumes tend to be lower, fell into the third quarter this year versus the second quarter a year ago.

Non-carbonated beverage case sales increased over 5% in the quarter, led by:

•	Solid, high-single-digit volume growth in Gatorade, fueled by the new X-Factor sub-line and an ESPN 25th anniversary promotion, that was somewhat constrained by the cooler weather;
•	Sustained high growth in Propel Fitness Water, driven by new flavors, distribution gains, and a strong advertising campaign;
•	The successful launch of the new line of Tropicana juice drinks distributed through the bottling system, combined with low-single-digit volume growth in Tropicana Pure Premium; and
•	Low-single-digit volume for Aquafina due to aggressive marketplace pricing and overlapping double-digit growth a year ago.

Carbonated soft drink case sales declined 4% in the quarter, in part due to the holiday timing and:

•	Trademark Pepsi and Dew, which declined in the mid-single-digit range, partly due to the overlap of last year’s innovation, including the Pepsi Vanilla introduction, and the first summer of Live Wire; offset somewhat by
•	Trademark Sierra Mist, which in the second year of its national launch, continued to grow, with low-single-digit volume in the quarter.

On a year-to-date basis, PBNA volume is up 3%, with CSDs flat and non-carbs up over 10%.

The PBNA products that qualify for the Smart Spot label, which represent close to two thirds of the PBNA portfolio on a revenue basis, grew in line with the overall division.

During the key summer season, PBNA maintained its leading share of the liquid refreshment beverage category in U.S. measured channels**, with a 26.1% volume share and a 31.2% dollar share for the quarter, increasing PepsiCo’s relative share versus its nearest competitor.

For the quarter, operating profit growth of 8% reflects favorable product and package mix, higher joint venture income, and lower advertising and marketing costs due to timing. Year-to-date operating profit is up 12%.

** IRI	for Food/Drug/Mass (excluding Wal-Mart) and AC Nielsen for Convenience & Gas

Balance of year activity includes:

•	“Limited time only” innovations with grape-infused Mountain Dew Pitch Black, available during Halloween, and Pepsi Holiday Spice available during the holiday season;
•	The continued introduction of Pepsi Edge, the new mid-calorie cola with “half the sugar and calories but full cola taste,” and extension into new package types;
•	The transition of Diet Sierra Mist to “Sierra Mist Free” with significant support during the holiday season; and
•	Power of One promotion for all key holidays, including a tie-in with the film Polar Express starring Tom Hanks.

In the fourth quarter, PBNA has a challenging overlap due to the double-digit revenue growth and over twenty percent profit growth achieved in 2003.

PEPSICO INTERNATIONAL (PI)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2004	Q3 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$2,430	$2,196	11%	$6,719	$5,898	14%
Operating Profit	$370	$287	29%	$995	$778	28%

PI Q3 2004 Highlights

•	Very strong top-line growth across all regions
•	Both CSD and non-carbonated beverages grew at double-digit rates
•	Operating margin improved 210 basis points

International maintained its strong growth in both beverages and snacks across all regions, as detailed below:

	Q3 2004		YTD 2004
	Snacks (Kilos)	Beverages (BCS)	Snacks (Kilos)	Beverages (BCS)
Latin America	6%	9%	8%	9%
Europe, Mideast & Africa	6%	10%	7%	13%
Asia Pacific	14%	16%	20%	15%

Total Snacks & Beverages	7%	11%	9%	12%

The key drivers of this strong, balanced volume growth in the third quarter include:

•	Snack volume up 7%. Growth in Latin America was driven by high-single-digit growth at Sabritas, mid-double-digit growth in Venezuela and low-single-digit growth at Gamesa. Growth in the Europe, Middle East & Africa region was led by double-digit growth in Turkey and Egypt, offsetting a modest decline at Walkers in the United Kingdom. Strong double-digit growth in India and China led the Asia Pacific region.

•	Beverage volume up 11%. In Latin America, the launch of the redesigned PET bottle in Mexico and Venezuela led high-single-digit region growth. In the Europe, Middle East & Africa region, the double-digit volume growth was led by strong performance across the Middle East. In addition, volume in Germany is rebounding from the impact of the bottle deposit legislation initiated in 2003. China, Japan and India led the double-digit growth in the Asia Pacific region.

Year to date, snacks volumes grew 9%, and beverage volumes grew 12%.

Volume and favorable mix primarily drove revenue growth of 11% in the quarter, with positive foreign exchange contributing approximately two percentage points. Year to date, revenue grew 14%, with favorable foreign exchange contributing almost four percentage points of growth.

Operating profits grew 29% in the third quarter, driven by volume and positive mix. Unfavorable foreign exchange reduced operating profits by less than one percentage point. Year to date, operating profits grew 28%, with favorable foreign exchange contributing approximately two percentage points of growth. Growth increased by 10 percentage points in the quarter and four percentage points year to date due to the positive overlap of reserve actions taken in the third quarter 2003 on potentially unrecoverable beverage assets.

QUAKER FOODS NORTH AMERICA (QFNA)

(in millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2004	Q3 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$355	$338	5%	$1,036	$1,018	2%
Operating Profit	$111	$106	4%	$325	$318	2%

In the third quarter, Quaker Foods North America (QFNA) delivered over 3% increase in volume. Revenue increased 5% due to the volume growth and improved price realization. Innovation, including Oatmeal Supreme, Oatmeal Breakfast Blast, Low Sugar Oatmeal, Roni Cheesy Pleasers, and Honey Graham Life, drove the growth. These gains were partially offset by softness in Cap’n Crunch. On a year-to-date basis, volume increased 1% and revenue increased 2%.

Third quarter operating profit increased 4%, due to the volume and price realization, partially offset by higher marketing. Year-to-date operating profit grew by 2%.

The QFNA products that qualify for the Smart Spot label, which represent over 40% of the total portfolio, had low-double-digit revenue growth in the third quarter, while the balance of the QFNA portfolio was essentially flat.

CORPORATE

Corporate Unallocated Expense.    Corporate unallocated expenses increased by 27% in the third quarter to $127 million, driven largely by higher pension expenses.

Equity Income.    Bottling equity income increased 9% to $147 million in the quarter, primarily as a result of strong bottler performance.

Net Interest Expense.    Net interest expense decreased by $4 million driven by favorable interest rates and higher average cash balances, but offset by higher average debt balances.

Tax Rate.    PepsiCo’s third quarter tax rate was 16.5% and, excluding the impact of the tax benefits of $221 million, was 30%. The year-to-date tax rate was 24.5%, and excluding the impact of the tax benefits was 29.7%, down 130 basis points versus last year.

Cash Flow.    The year-to-date cash flow from operating activities was $3.7 billion, compared to $3.5 billion through the third quarter of 2003. Cash flow less net capital spending, or management operating cash flow, was $3.0 billion year to date, compared to $2.7 billion through the third quarter of 2003.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the third quarter of 2004 decreased over 16 million shares to 1,727 million shares. (See attachment A-5). The share repurchase program continues and, year to date through September 24, over $2.6 billion has been used to repurchase almost 50 million shares.

Miscellaneous

Conference Call.    At 11 a.m. (Eastern time) today, management will host a conference call with investors to discuss third quarter 2004 results and the outlook for balance of year. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation.    In discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financials is attached and can be found under “Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.

PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generates $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

# # # #

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/4/04	9/6/03	9/4/04	9/6/03
Net Revenue	$7,257	$6,830	$20,458	$18,898
Cost and Expenses
Cost of sales	3,300	3,116	9,324	8,642
Selling, general and administrative expenses	2,410	2,307	6,974	6,445
Amortization of intangible assets	35	34	100	99
Merger-related costs	—	9	—	31

Operating Profit	1,512	1,364	4,060	3,681

Bottling Equity Income	147	136	292	246
Interest Expense	(41)	(38)	(113)	(112)
Interest Income	15	8	37	30

Income before Income Taxes	1,633	1,470	4,276	3,845

Provision for Income Taxes	269	458	1,049	1,191

Net Income	$1,364	$1,012	$3,227	$2,654

Diluted
Net Income Per Common Share	$0.79	$0.58	$1.86	$1.53
Average Shares Outstanding	1,727	1,745	1,735	1,737

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/4/04	9/6/03	9/4/04	9/6/03
Net Revenue

Frito-Lay North America	$2,325	$2,218	$6,704	$6,395
PepsiCo Beverages North America	2,147	2,078	5,999	5,585
PepsiCo International	2,430	2,196	6,719	5,898
Quaker Foods North America	355	338	1,036	1,018

Division Net Revenue	7,257	6,830	20,458	18,896
Divested Businesses	—	—	—	2

Total Net Revenue	$7,257	$6,830	$20,458	$18,898

Operating Profit

Frito-Lay North America	$616	$577	$1,686	$1,579
PepsiCo Beverages North America	542	503	1,460	1,299
PepsiCo International	370	287	995	778
Quaker Foods North America	111	106	325	318

Division Operating Profit	1,639	1,473	4,466	3,974
Corporate unallocated	(127)	(100)	(406)	(288)
Merger-related costs	—	(9)	—	(31)
Divested businesses	—	—	—	26

Total Operating Profit	$1,512	$1,364	$4,060	$3,681

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions, unaudited)

	36 Weeks Ended
	9/4/04	9/6/03
Operating Activities
Net income	$3,227	$2,654
Adjustments
Depreciation and amortization	863	816
Stock-based compensation expense	261	289
Merger-related costs	—	31
Cash payments for merger-related costs and restructuring charges	(57)	(81)
Bottling equity income, net of dividends	(248)	(216)
Deferred income taxes	62	82
Other, net	268	234
Net change in operating working capital(a)	(659)	(282)

Net Cash Provided by Operating Activities	3,717	3,527

Investing Activities
Capital spending	(700)	(844)
Sales of property, plant and equipment	15	13
Acquisitions and investments in noncontrolled affiliates	(28)	(41)
Divestitures	—	46
Short-term investments, net	(86)	(166)

Net Cash Used for Investing Activities	(799)	(992)

Financing Activities
Proceeds from issuances of long-term debt	504	53
Payments of long-term debt	(175)	(551)
Short-term borrowings, net	15	(31)
Cash dividends paid	(940)	(795)
Share repurchases - common	(2,475)	(1,045)
Share repurchases - preferred	(20)	(10)
Proceeds from exercises of stock options	846	472

Net Cash Used for Financing Activities	(2,245)	(1,907)

Effect of Exchange Rate Changes	(12)	(15)

Net Increase in Cash and Cash Equivalents	661	613

Cash and Cash Equivalents - Beginning of year	820	1,638

Cash and Cash Equivalents - End of period	$1,481	$2,251

(a)	The 36 weeks in 2004 includes a tax payment of $760 million as a result of our 2003 settlement with the Internal Revenue Service.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	9/4/04	12/27/03
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,481	$820
Short-term investments, at cost	1,272	1,181

	2,753	2,001
Accounts and notes receivable, net	3,372	2,830
Inventories
Raw material	647	618
Work-in-process	243	160
Finished goods	708	634

	1,598	1,412
Prepaid expenses and other current assets	621	687

Total Current Assets	8,344	6,930
Property, plant and equipment, net	7,723	7,828
Amortizable intangible assets, net	617	718
Goodwill	3,786	3,796
Other nonamortizable intangibles	864	869

	4,650	4,665
Investments in noncontrolled affiliates	3,171	2,920
Other assets	2,099	2,266

Total Assets	$26,604	$25,327

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings obligations	$253	$591
Accounts payable and other current liabilities	5,515	5,213
Income taxes payable	205	611

Total Current Liabilities	5,973	6,415
Long-term debt obligations	2,409	1,702
Other liabilities	4,124	4,075
Deferred income taxes	1,313	1,261

Total Liabilities	13,819	13,453
Preferred stock, no par value	41	41
Repurchased preferred stock	(83)	(63)
Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	532	548
Retained earnings	18,133	15,961
Accumulated other comprehensive loss	(1,327)	(1,267)

	17,368	15,272
Less: Repurchased shares	(4,541)	(3,376)

Total Common Shareholders’ Equity	12,827	11,896

Total Liabilities and Shareholders’ Equity	$26,604	$25,327

The following table provides supplemental share and option data (all amounts in millions of shares, except for average share and exercise prices).

	12 Weeks Ended		36 Weeks Ended
	9/4/04	9/6/03	9/4/04	9/6/03
Beginning Net Shares Outstanding	1,697	1,722	1,705	1,722
Options Exercised	4	8	29	19
Shares Repurchased	(14)	(13)	(47)	(24)

Ending Net Shares Outstanding	1,687	1,717	1,687	1,717

Weighted Average Basic	1,692	1,721	1,701	1,720
Dilutive securities:
Options	32	21	30	14
Restricted Stock Units	1	—	1	—
ESOP Convertible Preferred Stock/Other	2	3	3	3

Weighted Average Diluted	1,727	1,745	1,735	1,737

Average Share Price for the period	$51.98	$45.23	$51.70	$42.68

Growth Versus Prior Year	15%		21%

Total Options Outstanding	180	208	186	217
Options in the Money	179	175	177	159
Dilutive Options	32	21	30	14
Dilutive Options as% of Options in the Money	18%	12%	17%	8%

Average Exercise Price of Options in the Money	$39.99	$35.69	$39.20	$34.09

Reconciliation of GAAP and Non-GAAP Information

We recognized certain tax benefits in the third quarter of 2004. In addition, we expect to incur certain restructuring and impairment charges in the fourth quarter related to Frito Lay’s manufacturing consolidation. Net income, earnings per share and the effective tax rate excluding the impact of these tax benefits and the restructuring and impairment charges are not measures defined by generally accepted accounting principles (GAAP). We believe investors should consider our net income, earnings per share and our effective tax rate without the impact of these tax benefits and the restructuring and impairment charges since they are one time in nature.

A reconciliation of net income, earnings per share and our effective tax rate including and excluding these tax benefits and the restructuring and impairment charges appears below.

	12 Weeks Ended 9/04/04	36 Weeks Ended 9/04/04

Reported Net Income	$1,364	$3,227
Tax Benefits	(221)	(221)

Net Income Excluding Tax Benefits	$1,143	$3,006

	12 Weeks Ended 9/04/04	36 Weeks Ended 9/04/04	Full Year Outlook
			2004
Reported Diluted EPS	$0.79	$1.86	$2.35
Impact of Tax Benefits	(0.13)	(0.13)	(0.13)
Restructuring and Impairment Charges	—	—	0.07

Diluted EPS Excluding Tax Benefits and Restructuring and Impairment Charges	$0.66	$1.73	$2.29

	12 Weeks Ended 9/04/04	36 Weeks Ended 9/04/04

Reported Effective Tax Rate	16.5%	24.5%
Impact of Tax Benefits	13.5%	5.2%

Effective Tax Rate Excluding Impact of Tax Benefits	30.0%	29.7%

Management operating cash flow is the primary measure management uses to monitor cash flow performance. It is not a measure defined under GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.

A reconciliation of net cash provided by operating activities to our management operating cash flow appears below.

	36 Weeks Ended		Full Year Target
	9/04/04	9/06/03	2004
Net Cash Provided by Operating Activities	$3,717	$3,527	$4,880
Capital spending	(700)	(844)	(1,500)
Sales of property, plant and equipment	15	13	20

Management Operating Cash Flow	$3,032	$2,696	$3,400

Please refer to our condensed consolidated financial statements for presentation of results in accordance with GAAP.